Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orion Energy Systems, Inc.
Manitowoc, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement Forms S-8 and S-3 (No. 333-169611, 333-148401, 333-176176 and 333-193411) of Orion Energy Systems, Inc. of our reports dated June 12, 2015, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Orion Energy Systems, Inc.’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Milwaukee, Wisconsin
June 12, 2015